Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2008 EARNINGS

Robbinsville, New Jersey, May 6, 2008 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three months ended March 31, 2008. The Company’s consolidated net income for the three months ended March 31, 2008 was $1.3 million, or $.04 per diluted share, compared to $1.8 million, or $.06 per diluted share, for the same period of the prior year.

At March 31, 2008 the Company’s consolidated assets increased 1.6% to $921.7 million for December 31, 2007’s level of $907.1 million, deposits increased 2.4% to $666.5 million and equity tightened to $217.6 million from $218.3 million at December 31, 2007 due primarily to stock repurchases and dividends.

“Compared to the first quarter of the prior year, earnings in the current quarter were negatively affected by the costs of branch expansions, the downward re-pricing of variable rate commercial loans, the use of funds to repurchase stock and pay dividends, the pre-opening costs of our de-novo bank and the non-accrual of interest on non-performing loans”, stated Peter A. Inverso, President and CEO. “We opened two branches this past January as we continue to implement the growth program specified in our IPO, and a lower short-term rate environment affected the pricing of shorter term consumer loans and, more significantly, commercial loans within the portfolio tied to the prime rate or other indices.

Additionally, since August 2007, nearly $26 million was used to repurchase stock and pay dividends, reducing funds available for investment. The pre-opening costs of RomAsia Bank and the non-accrual of interest on non-performing loans lowered the earnings comparison between periods but were not individually significant”, continued Inverso. “Our non-performing loans ticked up $1.7 million since the end of the year, however, all of these loans remain well collateralized and no material losses are anticipated. It is important to note that our delinquent commercial loans declined from 14.94% of total commercial loans at the end of 2007 to 9.51% at the end of this quarter”, commented Inverso. “Economic uncertainty, waning consumer confidence, and a depressed housing market give us cause for caution for the months ahead”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.